Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES REDUCTION IN WORKFORCE

LITTLE ELM, TX, June 6, 2022 — Retractable Technologies, Inc. (NYSE American: RVP) reports that it has reduced its workforce by approximately 16% as a result of the substantial completion of its facility expansion efforts and the completion of U.S. government orders to provide its products for COVID-19 vaccination efforts. The staff reduction primarily affects its production, operations and logistics departments. The reduction will result in an overall annualized savings of approximately $2.1 million dollars, or 13% in annual payroll expense, and separation costs are expected to be approximately $200 thousand. The company expects that it will be able to maintain its current level of domestic production after the headcount reduction, and have significantly enhanced domestic production capacity upon completion of the expansion efforts.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer